Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated March 28, 2007 relating to our audit of the consolidated financial statements and selected ratios and other data (Note 15) for the year ended December 31, 2004 of Medallion Financial Corp., and our report dated January 21, 2005 relating to our audit of the financial statements for the year ended December 31, 2004 of Medallion Bank and to the reference to us in the Experts section of this Registration Statement.

/s/  Eisner LLP

Florham Park, New Jersey

May 10, 2007